Exhibit 99.1
BALLY’S CORPORATION ENTERS INTO PREVIOUSLY ANNOUNCED CREDIT FACILITY AND COMPLETES PREVIOUSLY ANNOUNCED TWIN RIVER LINCOLN SALE LEASEBACK

PROVIDENCE, R.I., - February 11, 2026 - Bally’s Corporation (NYSE: BALY) (“Bally’s” or the “Company”) announced today that it entered into a new term loan credit facility due 2031, providing it with $1.1 billion of funded term loans (the “Term Loans”). The Term Loans are provided by Ares Management Credit funds, as well as King Street Capital Management and TPG Credit. Separately, the Company completed its previously announced sale and leaseback of the real estate assets of its Twin River Lincoln Casino Resort (the “Lincoln Sale Leaseback”), pursuant to an agreement with GLP Capital, L.P. (“GLP”), a subsidiary of Gaming and Leisure Properties, Inc. (NASDAQ: GLPI). The Lincoln Sale Leaseback provided the Company with total consideration of $700 million, before transaction expenses and provisions for taxes. Initial cash rent for the Twin River Lincoln property is $56 million per annum, with customary annual escalators.

The proceeds from the Term Loans will be used for general corporate purposes, including, but not limited to, the development of Bally’s Bronx and Bally’s Chicago. The Company will also allocate cash on hand from the proceeds of the Intralot transaction (completed in October 2025) and the Lincoln Sale Leaseback, along with portions of the proceeds from the Term Loan issuance to repay in full the Company’s outstanding $1.47 billion in term loans maturing in 2028.

The Term Loans are secured by substantially all material assets of the Company and its wholly-owned subsidiaries, including the equity of Bally’s Intralot S.A. held by the Company, but in any event subject to customary exceptions and exclusions, such as the assets held by Bally’s Intralot S.A., and certain development assets, non-subsidiaries, and designated unrestricted subsidiaries.

Citizens Capital Markets served as financial advisor to Bally’s Corporation. Fried, Frank, Harris, Shriver & Jacobson LLP and Latham & Watkins LLP served as legal advisors to Bally’s Corporation.

About Bally’s Corporation
Bally’s (NYSE: BALY) is a fast-growing global entertainment brand with 19 casinos across 11 US states and one casino in Newcastle, UK, along with a golf course in New York and a horse racetrack in Colorado. Bally’s also owns Bally Bet, a first-in-class sports betting and igaming platform, licensed in 13 jurisdictions in North America. Bally’s holds a majority interest in Bally’s Intralot S.A. (ATSE: BYLOT), a leading lottery solutions supplier and igaming operator.   Bally's casino operations include approximately 17,700 slot machines, 630 table games, and 3,950 hotel rooms. Bally’s also has rights to developable land in Las Vegas at the site of the former Tropicana Las Vegas, has been awarded a license to build a full-scale casino and resort in The Bronx, New York and is developing an integrated destination resort in Chicago, Illinois.  Bally’s has approximately 10,800 employees across the world, recognized for their innovation, energy, and dedication to creating thrilling gaming experiences.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements may generally be identified by the use of words such as “anticipate,” “believe,” “expect,” “intend,” “plan” and “will” or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. As a result, these statements are not guarantees of future performance and actual events may differ materially from those expressed in or suggested by the forward-looking statements. Any forward-looking statement made by Bally’s in this press release, its reports filed with the Securities and Exchange Commission (“SEC”) and other public statements made from time-to-time speak only as of the date made. New risks and uncertainties come up from time to time, and it is impossible for Bally’s to predict or identify all such events or how they may affect it. Bally’s has no obligation, and does not intend, to update any forward-looking statements after the date hereof, except as required by federal securities laws. Factors that could cause these differences include those included in Bally’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other reports filed by Bally’s with the SEC. These statements constitute Bally’s cautionary statements under the Private Securities Litigation Reform Act of 1995.

Investor Contact	Media Contact
Mira Mircheva	Joseph Jaffoni, Christin Armacost
Chief Financial Officer	JCIR
401-475-8564	212-835-8500
ir@ballys.com	baly@jcir.com